                                                                   EXHIBIT 10.27


                          Dated as of 30 September 2002

                        (1) INFONET SERVICES CORPORATION

                (2) AUCS COMMUNICATIONS SERVICES N.V. AND OTHERS

                                  (3) TELIA AB

                               (4) KPN TELECOM B.V

                                 (5) SWISSCOM AG

                                   (6) OTHERS

               --------------------------------------------------

                      TERMINATION AND TRANSITION AGREEMENT

               --------------------------------------------------

                                    CONTENTS

CLAUSE

1.     INTERPRETATION ................................................................................. 2

2.     TERMINATION .................................................................................... 5

3.     COMPLETION AND AGREEMENTS POST COMPLETION ...................................................... 5

4.     COMPLETION-RELATED PAYMENTS .................................................................... 6

5.     CLOSING DATE FINANCIAL STATEMENTS .............................................................. 7

6.     TRANSITION ..................................................................................... 9

7.     CONFIDENTIALITY ................................................................................13

8.     MISCELLANEOUS ..................................................................................14


SCHEDULES

Schedule 1        ISC Affiliates (clause 1.1)

Schedule 2        Form of resolution releasing directors and form of resignation letter (clause 3.2)

Schedule 3        Transition Sites (clause 6.5)

Schedule 4        Support services Service Level Agreements (clause 5.2)

Schedule 5        Restructuring costs (clause 6.10)

Schedule 6        Forms of revised invoicing policy letter agreements (clause 3.2)

Schedule 7        Forms of sales representative sign-up agreements (clause 3.2)


THIS AGREEMENT made as of 30 September 2002 BETWEEN:

(1) INFONET SERVICES CORPORATION, a Delaware Corporation ("ISC" and, together with the ISC Affiliates, "Infonet");

(2) AUCS COMMUNICATIONS SERVICES N.V., a company organised under the laws of The Netherlands ("AUCS" together with all of its Affiliates, including AUCS Communications Services v.o.f. ("AUCS vof"), the "AUCS Entities" and each an "AUCS Entity");

(3)  TELIA AB, a company organised under the laws of Sweden ("Telia");

(4) KPN TELECOM B.V., a company organised under the laws of The Netherlands ("KPN");

(5) SWISSCOM AG, a company organised under the laws of Switzerland ("Swisscom" and, together with Telia and KPN, the "Indirect AUCS Stockholders"); and

(6) TELIA TELECOMMUNICATIONS INTERNATIONAL B.V., a company organised under the laws of The Netherlands and a wholly-owned subsidiary of Telia, TELKI HOLDING COMPANY B.V., a company organised under the laws of The Netherlands and a wholly-owned subsidiary of KPN, and SWISSCOM NETHERLANDS B.V., a company organised under the laws of The Netherlands and a wholly-owned subsidiary of Swisscom (such parties hereinafter referred to as the "Direct Partners");

     (each of the above, a "Party" and collectively, the "Parties").

WHEREAS, pursuant to a Management Agreement dated 30 September 1999 and subsequent amendments thereto (the "Management Agreement") and a Services Agreement dated 30 September 1999 (the "Services Agreement") made between the Parties (other than the Direct Partners) and Unisource N.V., the AUCS Entities wished to have ISC assume the sole and exclusive management of all operations of the AUCS Entities in order to ensure continuity of service and, in keeping with the commitments of the AUCS Entities under specified agreements, while reducing their operating costs and other expenses as quickly as possible;

WHEREAS, Unisource N.V. has since been demerged and its interest in AUCS has thereby devolved to the Direct Partners;

WHEREAS, the Parties wish to:

(A) memorialise the termination of the Management Agreement, the Services Agreement and certain other agreements entered into between them,

(B) make certain transition and other arrangements in connection with activities related to such agreements, on the terms of this Agreement, and

(C) provide for the terms of payment of certain fees and costs related to the termination and transition arrangements referred to above.

NOW THEREFORE, in consideration of the premises and the mutual covenants contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

IT IS AGREED as follows:

1.   INTERPRETATION

1.1 Capitalised terms used in this Agreement shall have the meanings as defined in the body of the Agreement or as defined below:

     "Affiliate"              means in relation to each Party other than ISC
                              each current or future corporation or entity owned or under the Control of that Party;

     "Arbitration Rules"      means the rules of the Netherlands
                              Arbitration Institute (Nederlands Arbitrage
                              Instituut) ("NAI") in accordance with which any NAI arbitration will be conducted, or such amended rules as the NAI may have adopted hereafter to take effect before the commencement of the arbitration;

     "Closing Date            means the financial statements as at 30 September
     Financial Statements"    2002, as defined in the Management Agreement, and
                              as further described in this Agreement;


     "Completion"             means 30 September 2002;


     "Control"                means in relation to a body corporate, the power
                              of a person to secure that its affairs are conducted in accordance with the wishes of that person:

                              (a) by means of the holding of shares or the possession of voting power in or in relation to that or any other body corporate; or

                              (b) by virtue of any powers conferred by the articles of association or any other document regulating that or any other body corporate, and, in relation to a partnership, means the right to a share of more than one half the assets, or of more than one half of the income, of the partnership; or

                              (c)  by, in the case of AUCS, the control or
                                   authority of AUCS over AUCS Communications
                                   Services v.o.f. under the AUCS v.o.f.
                                   Partnership Agreement, as amended from time to time, and related governance documentation;

     "Direct Costs"           means the costs of AUCS which are reflected
                              in the `Direct Cost' item in the financial statements of AUCS in accordance with the practice and accounting policies of AUCS in 2000, 2001 and 2002 and in the monthly AUCS management reports;

     "Excluded Obligations"   means the obligations of the Parties in Article
                              1.1.(Certain Definitions), Article 7.2 (Orderly
                              Handover), Article 8.1 (Confidential Information),
                              Article IX (Indemnification) and Article 10.2
                              (Governing law and Arbitration) of the Management
                              Agreement;


     "Fully Loaded"           means, when used in connection with costs,
                              the out-of-pocket expenses plus 2% in the case of Direct Costs and plus 8% in the case of all costs other than Direct Costs;

     "Incentive Payments"     have the meanings given to them in the
                              Management Agreement;

     "ISC Affiliate"          means (i) ISC, (ii) each current or future
                              corporation or entity owned or under the Control of ISC, (iii) any of ISC's current or future subsidiaries, (iv) any current or future corporate entity (or subsidiary thereof) whose primary business is to conduct data communications or other related activities, and such entity has entered into a legal relationship with ISC or any of its Affiliates whereby such corporation has the right to conduct business under the trademark and tradename of "Infonet" and which entities as of the date of this agreement are listed in Schedule
                              1, as it may be amended from time to time by ISC upon notice to each of the Indirect AUCS
                              Stockholders;

     "Management Fee"         has the meaning given to it in the Management
                              Agreement;


     "Network Provider        means the agreements for the provision of
     Agreements"              national network and local loop connection
                              services between ISC and each of the Indirect
                              AUCS Stockholders (in the case of Telia, this meaning Skanova; and in the case of Swisscom, this meaning Swisscom ES);

     "Parent Network          means the Service Agreement dated 1 July 1996 made
     Service Agreements"      between Swisscom and AUCS vof; the Service
                              Agreement dated 1 July 1996 made between KPN and
                              AUCS vof and the Service Agreement dated 1 July
                              1996 made between Telia and AUCS vof;

     "Parent Distributor      means the Parent Distributor Agreement dated 1
      Agreements"             July 1996 made between Swisscom and AUCS vof; the
                              Parent Distributor Agreement dated 1 July 1996 made between KPN and AUCS vof and the Parent
                              Distributor Agreement dated 1 July 1996 made between Telia and AUCS vof, all of which have been assigned by AUCS vof to ISC with effect from 30
                              September 1999;

     "Terminated Agreements"  means:

                              (a)  the Management Agreement, the Services
                                   Agreement, and the Call Option Deed, all dated 30 September 1999 and made between ISC, Unisource N.V., AUCS and others and all side letters and other ancillary documents and agreements entered into in accordance therewith;

                              (b)  the Parent Distributor Agreements;

                              (c)  the Parent Network Service Agreements; and

                              (d) all agreements entered into between AUCS and any ISC Affiliate prior to 29 September 2002 under which it is provided that AUCS has performance obligations after 1 October 2002;

                              but excluding, for the avoidance of doubt (but without limitation):

                              (i)  the Network Provider Agreements;

                              (ii) the letter agreements between each Indirect
                                   AUCS Stockholder and ISC and AUCS regarding a revised invoicing policy (providing for a period of 6 months in which to dispute invoices);

                              (iii) the Assignment Agreement dated 30 September
                                   1999 between, among others, the parties to this Agreement; and

                              (iv) the Personnel Cross-Charging Agreement dated
                                   1 October 1999 between ISC and AUCS providing for ordering and agreeing resources services provided by ISC to AUCS and by AUCS to ISC, and the charges therefore.

1.2  In this Agreement, unless otherwise specified:

     (a) headings to the clauses and Schedules are for convenience only and do not affect the interpretation of this Agreement;

     (b) the Schedules and any attachments form part of this Agreement and shall have the same force and effect as if expressly set out in the body of this Agreement, and any references to this Agreement shall include the Schedules.

2.   TERMINATION

2.1 Save with respect to the Excluded Obligations (each of which shall be deemed to be set forth in full in this Agreement), each of the Parties, by mutual consent, hereby terminates the Terminated Agreements with effect from Completion.

2.2 In the case of the Services Agreement, notice of termination has already been issued by certain parties thereto and accordingly this Agreement serves to confirm such termination and further to provide for consequences of termination with effect from Completion and other transitional arrangements.

2.3 If any agreement between AUCS and an ISC Affiliate is purported to be terminated pursuant to clause 2.1, but is still in material terms operative following Completion, the parties to such agreement shall in good faith agree to arrangements in connection with the activities to which that agreement applies. Similarly, if, after Completion, the Parties find that an agreement between AUCS and an ISC Affiliate which was terminated pursuant to clause 2.1, is in fact still required to be operative, the parties to such agreement shall in good faith agree to arrangements in connection with the activities to which that agreement is intended to apply.

3.   COMPLETION AND AGREEMENTS POST COMPLETION

3.1 After Completion, Infonet shall no longer be responsible for managing AUCS or any AUCS Entity.

3.2  For the avoidance of doubt, the Parties recognise and agree as follows:

     (a) The indemnities in Article IX of the Management Agreement, interpreted in accordance with Section 10.2 of the Management Agreement, shall continue to apply to liabilities arising after Completion in respect of any events, acts or omissions occurring before Completion. In the case of directors who were appointed to the Boards of Directors of AUCS Entities during the period of the Management Agreement and who are now tendering their resignation as a consequence of the termination of the Management Agreement, AUCS and the Indirect AUCS Stockholders undertake to ensure that resolutions reflected in documented Board minutes of the relevant AUCS Entities are passed accepting such resignations and confirming that the relevant AUCS Entity has no claims against and in respect of any actions taken by the such directors in their capacity as a director of the relevant AUCS Entity (such release and waiver being without prejudice to the AUCS Entities, the Direct Partners and the Indirect AUCS Stockholders' rights against Infonet under this Agreement).

          The form of such resolution as well as the form of resignation of the directors covered by this paragraph, namely John Williams, Germain Lebeau and/or David Jowell, as the case may be, are attached in
          Schedule 2.

     (b)  (i)       Subject to clause 3.2 (b)(ii), the termination of the
                    Terminated Agreements pursuant to clause 2.1 does not constitute a waiver by the Indirect AUCS Stockholders, the Direct Partners or any of the AUCS Entities of any rights and/or claims which they may have against Infonet, past present or future, whether statutory, contractual or otherwise, and whether actual or contingent, in respect of any liabilities, damages, costs and expenses ("Losses") incurred by them as a direct result of any wilful misconduct or negligence on the part of ISC.

          (ii) Infonet shall not be liable under clause 3.2 (b)(i) if and to the extent that the Losses are incurred pursuant to acts performed by ISC under the Management Agreement at the specific request or with the express approval of the Indirect AUCS Stockholders.

     (c) Disputes (including, for the avoidance of doubt, enforcement of rights and/or claims referred to in clause 3.2 (a) and (b)) under any of the Terminated Agreements, shall be resolved in accordance with the governing law and dispute resolution provisions of the relevant Terminated Agreement. The Parties agree to use their best efforts to resolve any such disputes by 1 March 2003.

3.3  Following Completion:

     (a) KPN, ISC and AUCS shall use reasonable efforts to execute, or procure execution of, the revised invoicing policy letter agreements, substantially in the forms attached hereto as Schedule 6, by 31 October 2002.

     (b) KPN and ISC shall use reasonable efforts to execute, or procure execution of, the sales representative sign-up agreements (covering the continuation of support, and related matters, relating to services for the ex-AUCS customers held by KPN and KPN Belgium N.V., and marketing of Infonet services in the Benelux), substantially in the forms attached hereto as Schedule 7, by 31 October 2002.

3.4 ISC intends to lease approximately 2000 m2 (two thousand square meters) of office space in the office building at Spicalaan 1 - 59, Hoofddorp (the "Spicalaan Office"), directly from the landlord on terms similar to the Spicalaan Office lease agreement in force as at Completion. ISC will use reasonable efforts to conclude such lease agreement by 11 October 2002 with effect from 1 October 2002.

4.   Completion-related PAYMENTS

     The Parties agree that payments pursuant to clause 5 will be made pursuant to the provisions of this Agreement and to bank accounts as notified in writing.

5.   CLOSING DATE FINANCIAL STATEMENTS

5.1 AUCS has procured the financial statements consistent with existing AUCS accounting principles and practices and applying the provisions of the Management Agreement ("August Accounts") in respect of the period ended on 31 July 2002 on the basis of a `hard close' (i.e. treated as if annual accounts).

5.2 The AUCS management shall, by means of outsourcing to ISC in accordance with the Finance Service Level Agreement attached as Schedule 4, prepare hard close financial statements for AUCS as at the close of business on the day of Completion on or before 27 October 2002, on the basis of which ISC shall propose before 31 October 2002 financial statements of AUCS as at the close of business on the date of Completion (the "Closing Date Financial Statements"). The Closing Date Financial Statements shall be prepared consistent with existing AUCS accounting principles and practices and applying the provisions of the Management Agreement, including those accounting and other provisions relating to the Incentive Payment.

5.3 The Indirect AUCS Stockholders shall review the Closing Date Financial Statements proposed by ISC and shall conclude provisionally on the amount of the Incentive Payment (the "provisional Incentive Payment") based on these accounts and notify ISC thereof, and pay to ISC the Interim Incentive Payment (as defined in clause 5.4) on or before 15 December 2002.

5.4 The Interim Incentive Payment shall be a partial payment of the Incentive Payment under the Management Agreement and shall equal 80% of the provisional Incentive Payment, provided that the Interim Incentive Payment will not exceed the provisional Incentive Payment less (euro)10,000,000 (ten million euro).

5.5 The Indirect AUCS Stockholders and ISC shall agree on the final Closing Date Financial Statements and then derive the agreed Incentive Payment (the "agreed Incentive Payment") from the agreed final Closing Date Financial Statements before 15 March 2003. The agreed Incentive Payment is subject to adjustment in accordance with clause 5.6. If the parties cannot reach agreement by 15 March 2003, the matter will be referred to dispute resolution in accordance with clause 5.9 below but subject to first complying with clause 8.7 (b). An amount (the "Incentive Payment Balance"), being the agreed Incentive Payment, less the Interim Incentive Payment already paid pursuant to clause 5.3, will be paid by the Indirect AUCS Stockholder to ISC within 2 weeks after the amount is agreed between them or after resolved in accordance with the dispute resolution procedure under clause 8.7 (b) and, if applicable, clause 5.9, and further subject to the withholding of the Retention Amount referred to in clause 5.6.

5.6 An amount (the "Retention Amount") will be withheld from the Incentive Payment Balance by the Indirect AUCS Stockholders and placed in escrow with ABN AMRO Bank N.V. until 31 March 2004. The Retention Amount shall be equal to (euro)5,000,000 (five million euro), or, if less, then equal to the Incentive Payment Balance. The Retention Amount shall be dealt with as follows:

     (a) Interest actually received on the Retention Amount on account with ABN AMRO Bank N.V. shall be for the benefit of ISC and payable direct to ISC or its nominee.

     (b) The agreed Incentive Payment will be reviewed with a view to full and final settlement, by comparing actuals, accruals, provisions or estimates in the Closing Date Financial Statements with the actual results verified in the period after Completion, and the agreed Incentive Payment shall be adjusted taking into account the difference in the actual results (such resultant adjustment to the agreed Incentive Payment referred to as the "Post Closing Adjustment").

     (c) AUCS will provide to ISC and the Indirect AUCS Stockholder before 15 February 2004 the audited financial statements of AUCS for 2003 followed by an analysis, to be provided before 1 March 2004, of the impact of actual results in line items which may result in a Post Closing Adjustment, together with related backup materials, and including a proposed Post Closing Adjustment, if any.

     (d) ISC shall have 14 days after receipt of the analysis and backup referred to in clause 5.6 (c) in which to review AUCS' accounting records and to respond to AUCS. If ISC and the Indirect AUCS Stockholders cannot reach agreement on the Post Closing Adjustment by 31 March 2004, any Party may refer the matter to expert resolution in accordance with clause 5.9 below, but subject to first complying with clause 8.7(b).

     (e)  The Post Closing Adjustment shall be paid as follows:

          (i) In the event that the Post Closing Adjustment leads to a reduction in the agreed Incentive Payment, the Post Closing Adjustment shall be paid by ISC to the Indirect AUCS Stockholders and shall not exceed (euro)5,000,000 (five million euro). The Post Closing Adjustment shall be paid out of the Retention Amount held in escrow, or directly by ISC if and to the extent that the amount held in escrow is not sufficient.

          (ii) In the event that the Post Closing Adjustment leads to an increase in the agreed Incentive Payment, the Post Closing Adjustment shall be paid by the Indirect AUCS Stockholders to ISC and shall not exceed (euro)5,000,000 (five million euro).

          (iii) The Post Closing Adjustment shall be paid by ISC or by the Indirect AUCS Stockholders, as the case may be, within 30 days after agreement thereon or resolution pursuant to clause 8.7 (b) or clause 5.9, as the case may be.

     (f) In the event that AUCS is no longer existing, the Indirect AUCS Stockholders shall appoint a single point of contact to undertake the obligations of AUCS hereunder.

5.7 AUCS and ISC must supply each other with all information, and give each other access to all documentation and personnel, as the other party reasonably requires to prepare or review the Closing Date Financial Statements or to deal with the referral to an Independent Accountant referred to in clause 5.9 below.

5.8  AUCS and ISC will each pay the charges of their own accountants.

5.9 The provisions of this clause shall be applicable by means of any Party or Parties giving written notice to the other Parties pursuant to a provision of this Agreement that expressly provides that a dispute shall be resolved in accordance with this clause. Upon receipt of a notice invoking this clause, AUCS (if AUCS no longer exists, then the single point of contact of the Indirect AUCS Stockholders) and ISC will submit the issues in dispute to such independent "Big 4" accountant as ISC and AUCS agree and, failing such agreement, such independent "Big 4" accountant as shall be appointed for this purpose on the application of either of the parties by the President of the Dutch Institute for Registered Accountants (Nederlands Instituut voor Register Accountants (NIVRA)) (the "Independent Accountant"), for resolution and

     (a) the item or items to be resolved by the Independent Accountant shall be declared to the Independent Accountant in writing by either or both of the parties immediately following the Independent Accountant's appointment;

     (b) the Independent Accountant's terms of reference shall be to determine the item or items in dispute and therefore the calculation of the amounts of any adjustment to be made by a party;

     (c) the Independent Accountant shall decide the procedure to be followed in the determination, but shall allow the parties to make written representations. The Independent Accountant shall render its decision within 20 business days of being notified of the items in dispute; and

     (d) if issues in dispute are submitted to the Independent Accountant for resolution, (i) each Party to this Agreement will furnish to the Independent Accountant such work papers and other documents and information relating to the AUCS Entities and the disputed issues as the Independent Accountant may request and are available to that Party or its subsidiaries (or its independent public accountants), and the Parties will be afforded the opportunity to present to the Independent Accountant any material relating to the determination and to discuss the determination with the Independent Accountant; (ii) the determination by the Independent Accountant, as set forth in a notice delivered to the Parties by the Independent Accountant and the audited Closing Date Financial Statements prepared by the Independent Accountant, will be binding and conclusive on the Parties; and (iii) the fees of the Independent Accountant shall be borne equally as between the Indirect AUCS Stockholders on the one hand and ISC on the other.

6.   TRANSITION

6.1 Invoices relating to the period after Completion issued to AUCS under contracts with third parties, which contracts have, by agreement between AUCS and Infonet, been assigned to Infonet, shall be dealt with as follows:

     (a) AUCS shall pay (subject to validation in accordance with clause 6.3(b)) the third parties under the invoices and shall recharge such invoices to Infonet without mark-up by sending one or more collective invoices in accordance with (b) hereof by e-mail or fax to Infonet at regular intervals;

     (b) based on one or more collective invoices with back-up sufficient to validate the underlying invoices and debtors, Infonet shall reimburse AUCS without mark-up in accordance with normal processes, but at the latest within 40 days after the date of the fax or e-mail attaching the collective invoice.

6.2 From and after Completion, ISC hereby agrees to provide, or cause to be provided, to AUCS the transitional support services of the finance, human resources and legal departments as further set out in Schedule 4 or, if not set out in Schedule 4, then in accordance with the Personnel Cross-Charging Agreement (as referred to in (iv) under the definition of Terminated Agreements in clause 1.1), (a) for the period of time, and (b) at the prices or as charged in accordance with the principles listed on Schedule 4 or agreed pursuant to the Personnel Cross-Charging Agreement. Such arrangements shall be reviewed between the parties during the first two weeks of April 2003 to determine whether and on what conditions the parties should continue such arrangements.

6.3 Transitional administrative and support arrangements shall include the following:

     (a) Directors of AUCS Entities appointed pursuant to Infonet's management of the AUCS Entities will be replaced by the Direct Partners and by AUCS on or as soon as possible after Completion. Bank and other mandates will similarly be replaced on or as soon as possible after Completion. To the extent that such replacements cannot be done, or are delayed, the resigning directors have expressed willingness to co-operate to act as directors on the instructions of AUCS and on the terms and discharge to them as individuals as mentioned in their respective letters of resignation, and the shareholders resolutions of each such entity, in the forms respectively attached hereto as
          Schedule 2.

     (b) The persons listed below shall be made available by ISC in October 2002, to assist in the inventory and the allocation of invoices received by AUCS according to whether payable by AUCS or chargeable to ISC in accordance with this Agreement:

          o    David Jowell; and/or appropriate delegates;
          o    Mike Montera and/or appropriate delegates;
          o    Mike Marks and/or appropriate delegates; and
          o    Jeroen Bijl and/or appropriate delegates.

          Upon receipt by AUCS of an invoice which AUCS considers ought to be paid by Infonet, AUCS shall send a copy to Thierry Tasiaux of Infonet, or his delegate, for validation within 20 days.

     (c) Infonet shall prepare, by no later than 31 October 2002, an inventory of AUCS' outstanding commitments of contracts as at Completion which result in Direct

          Costs, but which have not been assigned, nor are to be assigned, to Infonet ("Direct Cost Inventory").

          (i) The Direct Costs set out in the Direct Cost Inventory shall be allocated to one of the following two categories:

                    (aa) the commitment resulting in the Direct Cost may be
                         cancelled by AUCS as soon as it desires; and

                    (bb) the commitment resulting in the Direct Cost shall
                         continue for the time being or as specified by Infonet.

                         Direct Cost commitments as at Completion and not included in the Direct Cost Inventory will be for ISC's account until Infonet has notified AUCS of the existence of such commitment and specifying whether such commitment is within category referred to as (aa) or (bb).

          (ii) Direct Cost set out in, or as subsequent additions to, the Direct Cost Inventory category (aa) shall be for the account of AUCS from Completion or, in the case of subsequent addition to the Direct Cost Inventory, from the date on which Infonet gives notice of its addition to this category.

          (iii) Direct Cost set out in, or as subsequent additions to, the Direct Cost Inventory category (bb) shall for the account of ISC only for the period for which Infonet requires such commitment to be kept in place. Thereafter, the cost shall be for AUCS, except:

                    (1) to the extent that the earliest possible date for termination of such commitment was extended as compared to the situation as of Completion as a result of Infonet electing to include such commitment as category
                         (bb); or

                    (2) if Infonet fails to cancel the contract or other arrangement relating to Direct Costs at the earliest possible date after the period for which Infonet requires such commitment to be kept in place.

                         In case of the exceptions, Infonet shall be responsible for the additional Direct Cost arising from the delay in the earliest possible date for termination of the commitment as compared to the Direct Cost had the commitment been terminated:

                         o in the case of exception (1), by notice issued prior to 31 October 2003 or by notice issued prior to the subsequent addition of such commitment to the Direct Cost Inventory, as applicable; and

                         o in the case of exception (2), by notice prior to the end of the period for which Infonet requires such commitment to be kept in place.

6.4 For the avoidance of doubt, AUCS and the Indirect AUCS Stockholders remain responsible for restructuring and termination (of contract) liabilities as set out in the Management Agreement.

6.5 The Parties recognise and agree that certain technical sites or facilities, as listed in Schedule 3 ("Transition Sites") and third party contracts directly and indirectly related thereto, have intentionally not been decommissioned or terminated as at Completion. The Parties further agree that such Transition Sites and related third party contracts shall be dealt with as follows (for the avoidance of doubt, this clause 6.5 specifies how Direct Costs as described in clause 6.3 (c) shall be treated in the case of the Transition Sites):

     (a) Invoicing from AUCS to ISC, validation of the Direct Cost elements in the invoices and payments will be treated similarly to clause 6.1 (a) and (b) except that a mark-up will apply in accordance with the definition of "Fully Loaded".

     (b) Infonet shall pay the Fully Loaded costs related to each Transition Site, such as, without limitation, electricity, security, fire-protection, insurance and cleaning, until the end of the calendar month following the end date specified for that Transition Site in
          Schedule 3 hereto. Any obligation to reimburse costs beyond the aforementioned dates are contained in clause 6.5 (d) below.

     (c) AUCS and Infonet shall each appoint single points of contact to manage the arrangements regarding the Transition Sites and their eventual decommissioning, including arranging changes to site plans, consultation on actions related to Transition Sites and cancellation of site-related activities to the extent any risk to customers' services exist.

     (d) The costs of termination of a site (being the costs of reinstatement and early termination penalties and the Restructuring Costs under the Management Agreement) shall be payable by AUCS.

     (e) The Parties shall co-operate to expedite the reduction of costs related to the Transition Sites as early as possible.

6.6 In addition to the provisions of clause 6.1 and clause 6.4 (c), AUCS and Infonet anticipate that either may be requested to provide services to the other for temporary purposes in support of activities. The procedures and charges for providing such services, shall be the same as those contained in the Personnel Cross-Charging Agreement.

6.7 The Parties agree to the following arrangements in connection with the files and information relating to AUCS' activities as these activities are currently in existence:

     (a) The AUCS files held by AUCS, the Indirect AUCS Stockholders, and/or Infonet, shall be kept in existence for at least 5 years after Completion.

     (b) The Parties shall undertake reasonable efforts to store and maintain in an accessible format information relating to AUCS currently in their possession.

     (c) No Party shall without the prior consent of the other Parties, willingly destroy any information which could reasonably be deemed important to the other Party.

     (d) Any Party shall have the right, on reasonable notice and at reasonable times, to have access to AUCS information existing as at, or originating prior to, Completion which is held by another Party and shall be entitled to make photocopies for business purposes.

6.8 The Parties agree that the transactions hereunder, or in connection herewith, and/or the provision of services pursuant to this Agreement will not constitute the transfer of a business or a going concern.

6.9 The Parties agree that the costs listed in Schedule 5 shall be treated as Restructuring Costs as defined in the Management Agreement.

7.   CONFIDENTIALITY

7.1 Subject to the provisions of clause 7.2, the Parties agree that they shall not (and shall procure that their respective advisors, officers and members of their respective boards of managing directors and supervisory directors shall not) at any time divulge, furnish or make accessible to anyone, and treat as strictly confidential, any confidential or secret knowledge or information with respect to any information received or obtained as a result of entering into or performing this Agreement and any related agreements, which relates to the provisions of and the negotiations relating to such agreements or which relates to the other Parties.

7.2  The restrictions in clause 7.1 shall not apply:

     (a) to information which is in the public domain as of the date of this Agreement;

     (b) in case any of the Parties is required by law to divulge, furnish or make such information accessible or as required for their proper defence of the US class action related to the Infonet IPO; or

     (c) in the framework of compliance with requirements of any relevant stock exchange or regulatory or government body.

7.3 Any Party disclosing information pursuant to clause 7.2 (b) or (c) shall, to the extent reasonably possible, notify the other Parties prior to such disclosure.

7.4 The Parties hereby agree to amend Section 8.1(a) of the Management Agreement by addition of the words "or as required for their proper defence of the US class action related to the Infonet IPO" so as to read as follows: "to the extent necessary to comply with applicable law or the valid order of a governmental agency or court of competent jurisdiction or as required for their proper defence of the US class action related to the Infonet IPO; provided, however, that the Party making such disclosure shall seek confidential treatment of said information from such third parties";

8.   MISCELLANEOUS

8.1 This Agreement represents the entire understanding and agreement between the Parties with respect to the termination of the Terminated Agreements and the transitional arrangements and supersedes and replaces in their totality all previous agreements, both in writing and oral, including correspondence, between the Parties with respect to the termination of the Terminated Agreements and the transitional arrangements.

8.2 Any notice or other communication in connection with this Agreement shall be sufficiently given if in writing and personally delivered or sent by registered mail or by courier or by telefax, with confirmation of receipt in case of a telefax, addressed as follows or to such other address as the Parties shall have given notice of pursuant hereto:

     to ISC at:

          2160 East Grand Ave
          El Segundo CA 90245
          USA

          Fax: +1 310 322 6229
          Attention: General Counsel

          Copy (which shall not constitute notice)

          Infonet Services Europe B.V.
          Spicalaan 1 - 59
          2132 JG Hoofddorp
          The Netherlands

          Fax: +31 23 569 7177
          Attention: General Counsel Europe


     to any AUCS Entity at:

          Spicalaan 1-59
          2132 JG Hoofddorp
          The Netherlands

          Fax: +31 23 569 7177
          Attention: Managing Director / Anne van't Zelfde

     to Telia at:

          Marbackagatan 11
          Stockholm
          Sweden

          Fax: +46 89 46 470
          Attention: Director of Legal Affairs

     to KPN at:

          Telecomplein 5
          2516 CK, The Hague
          The Netherlands

          Fax: + 31 70 343 7226
          Attention: KPN International Participations (att: E.M.J.W. de Jong)

     to Swisscom at:

          Alte Tiefenaustrasse 6
          3050 Bern, Switzerland

          Fax: +41 31 342 76 08
          Attention: General Counsel

8.3 Each Party shall bear its own costs and expenses in relation to the entry into, execution and performance of this Agreement, including all negotiations, preparations and investigations.

8.4 This Agreement may not be amended, supplemented or changed, nor may any provision hereof be waived, except by a written instrument making specific reference to this Agreement signed by each of the Parties.

8.5 If any provision of this Agreement shall be determined by any court of competent jurisdiction to be illegal, void or unenforceable, such provision shall be of no force and effect, but the illegality or unenforceability of such provision shall have no effect upon and shall not impair the enforceability of the other provisions of this Agreement. In the event of any such determination, the Parties agree to negotiate in good faith to modify this Agreement to fulfil as closely as possible the original intents and purposes hereof.

8.6 None of the rights or obligations under this Agreement may be assigned or transferred by a Party without the prior written consent of all the other Parties, which cannot unreasonably be withheld.

8.7  Governing law and dispute resolution

     (a) This Agreement shall be governed by and construed in accordance with the laws of The Netherlands.

     (b) Disputes under this Agreement between Infonet on the one hand and any other Party on the other shall first be referred by any Party to Germain Lebeau on behalf of Infonet and Anne van't Zelfde on behalf of AUCS and the Indirect AUCS Stockholders by means of written notice expressly referring to this clause 8.7. If not resolved within 3 weeks from such referral, any Party may refer such matter to the CEO of Infonet and a senior designated representative of the Indirect AUCS Stockholders designated by AUCS in writing. If not resolved within 4 weeks from such referral, then (c) of this clause 8.7 shall apply.

     (c)  In the event that disputes cannot be resolved in accordance with (b):

          (i) Disputes in connection with the Closing Date Financial Statements, or other disputes on matters specifically referring to clause 5.9 shall be referred to dispute resolution in accordance with clause 5.9.

          (ii) All other disputes will be referred to arbitration in accordance with the Arbitration Rules. The arbitral tribunal shall be composed of one arbitrator. The place of arbitration shall be Amsterdam. The arbitral procedure shall be conducted in the English language. The arbitral tribunal shall decide in accordance with the rules of law and his decision shall be binding on the Parties.

8.8 This Agreement may be executed, whether by way of facsimile or otherwise, in counterparts, each of which shall be deemed an original; and any person may become a party hereto by executing a counterpart hereof, but all of such counterparts together shall be deemed to be one and the same instrument. It shall not be necessary in making proof of this Agreement or any counterpart hereof to produce or account for any of the other counterparts.

8.9 Each Party shall from time to time execute such further instruments, and take such other actions, as any other Party hereto shall reasonably request in order to fulfil its obligations under this Agreement and to effectuate the purposes of this Agreement. Each Party shall promptly notify the other Parties of any event or circumstance known to such Party that could prevent or delay the consummation of the transactions contemplated by this Agreement, or which would indicate a breach or non-fulfilment by any of the Parties to this Agreement.

IN WITNESS WHEREOF this Agreement has been executed by the parties hereto as follows:

For and on behalf of
INFONET SERVICES CORPORATION

By:      /s/ Germain Lebeau
         -------------------------------------

Title:   -------------------------------------

Date:    -------------------------------------

For and on behalf of AUCS and AUCS vof, herein represented by AUCS COMMUNICATIONS SERVICES N.V.

By:      /s/ Anne Van't Zelfde
         ------------------------------------
Title:
         ------------------------------------
Date:
         ------------------------------------


For and on behalf of Telia
TELIA AB

By:      /s/ Kelly Odell
         ------------------------------------
Title:   Senior Investment Manager
         ------------------------------------
Date:    October 4, 2002
         ------------------------------------


For and on behalf of KPN
KPN TELECOM B.V.

By:      /s/ A.J. Scheepbouwer
         ------------------------------------

Title:   Chairman of the Board Royal KPN N.V.
         ------------------------------------
Date:
         ------------------------------------


For and on behalf of Swisscom
SWISSCOM AG

----------------------------------------

By:      /s/ Jorg Baumann

Title:   Senior Counsel
         ------------------------------------
Date:    October 4, 2002
         ------------------------------------


----------------------------------------

By:      /s/ Mike Shipton

Title:   Chief Strategy Officer
         ------------------------------------

Date:    October 4, 2002
         -----------------------------------



For and on behalf of Telia Telecommunications International B.V.

By:      /s/ Kelly Odell
         -----------------------------------

Title:   Chairman of the Board
         -----------------------------------

Date:    October 4, 2002
         -----------------------------------


For and on behalf of Telki Holding Company B.V.

By:      /s/ A. J. Sheepbouwer
         ------------------------------------

Title:   Chairman of the Board Royal KPN N.V.
         ------------------------------------

Date:
         ------------------------------------


For and on behalf of Swisscom Netherlands B.V.

-----------------------------------------

By: /s/ Jorg Baumann

Title:
         ------------------------------------

Date:    October 4, 2002
         ------------------------------------


-----------------------------------------

By: /s/ Jorg Baumann

Title:
         ------------------------------------

Date:
         ------------------------------------

                                   SCHEDULE 1

                                 ISC AFFILIATES

                                   SCHEDULE 2

     FORM OF RESOLUTIONS RELEASING DIRECTORS AND FORM OF RESIGNATION LETTER

                                   SCHEDULE 3

                                TRANSITION SITES

                                   SCHEDULE 4

                    SUPPORT SERVICES SERVICE LEVEL AGREEMENTS

                                   SCHEDULE 5

                               RESTRUCTURING COSTS

                                   SCHEDULE 6

               FORMS OF REVISED INVOICING POLICY LETTER AGREEMENTS

                                   SCHEDULE 7

                FORMS OF SALES REPRESENTATIVE SIGN-UP AGREEMENTS


                                       25